A  C  I
ARMANDO C. IBARRA
CERTIFIED PUBLIC ACCOUNTANTS
A PROFESSIONAL CORPORATION


Armando C. Ibarra, C.P.A.
Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD
Members of the American Institute of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board



April 11, 2005


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of March 22, 2005, on the audited financial statements of Valcom, Inc. as of September 30, 2004; and our report on the review of December 31, 2004, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


____________________________
ARMANDO C. IBARRA, C.P.A.


                     371 E. STREET, CHULA VISTA, CA 91910
                              TEL: (619) 422-1348
                              FAX: (619) 422-1465